Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 28, 2014, with respect to the consolidated financial statements, schedule, and internal control over financial reporting included in the Annual Report of Knight Transportation, Inc. on Form 10-K for the year ended December 31, 2013.  We hereby consent to the incorporation by reference of said reports in the Registration Statements of Knight Transportation, Inc. on Forms S-8 (File Nos. 333-72377, effective February 16, 1999, as amended, 333-105718, effective May 30, 2003, 333-126601, effective July 14, 2005, 333-152756, effective August 4, 2008, and 333-181547, effective May 18, 2012).

/s/ GRANT THORNTON LLP

Phoenix, Arizona
February 28, 2014

Return to Form 10K